SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported)          March 23, 2007
BOWATER INCORPORATED

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-8712	62-0721803

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

55 East Camperdown Way, Greenville, South Carolina	29602

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code          (864) 271-7733
Not Applicable

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
     ☒ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Award of Restricted Stock Units
     On March 23, 2007, the Registrant, acting through the Human Resources and Compensation Committee of the Board of Directors, awarded to David J. Paterson, Chairman, President and Chief Executive Officer, 54,200 restricted stock units (“RSUs”). The RSUs were awarded as an incentive in connection with the pending combination of the Registrant and Abitibi-Consolidated Inc. The RSUs represent a contingent right to receive up to 54,200 shares of Bowater common stock (each such share would be converted in the combination to 0.52 of a share of common stock of the combined company if the combination is consummated). The vesting of the RSUs is contingent upon attaining certain performance targets as measured by post-combination synergies during the two-year period following consummation of the combination. The RSUs will vest with respect to all 54,200 shares upon the achievement of documented synergies of at least $300 million; with respect to 45,100 shares upon the achievement of documented synergies of at least $250 million and with respect to 36,100 shares upon the achievement of documented synergies of at least $200 million.
Item 8.01 Other Events.
     As reported under Item 5.02, on March 23, 2007, the Registrant awarded restricted stock units to David J. Paterson, Chairman, President and Chief Executive Officer of the Registrant. Details of the arrangement are described under Item 5.02 of this report.
     On March 27, 2007, the Registrant issued a press release commenting on anticipated operating results for the first quarter ending March 31, 2007. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.
(d)   Exhibits
          99.1      Press Release of Bowater Incorporated dated March 27, 2007

2

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

BOWATER INCORPORATED
By:	/s/ James T. Wright
	Name:	James T. Wright
	Title:	Executive Vice President

Dated: March 29, 2007

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

99.1	Press Release of Bowater Incorporated dated March 27, 2007